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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                    FORM 8-K



                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



        Date of Report (date of earliest event reported) April 28, 1994



                      ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

   Delaware                      0-16014                          23-2417713
(State or other                (Commission                      (IRS Employer
jurisdiction of                File Number)                  Identification No.)
incorporation)


5 West Third Street - P.O. Box 472, Coudersport, PA                 16915
(Address of principal executive offices)                          (ZIP Code)



       Registrant's telephone number, including area code (814) 274-9830

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Item 5.  Other Events.

     (a) On April 28, 1994, Adelphia Communications Corporation (the "Company") announced that it has extended the Expiration Date of its Exchange Offer with respect to its $150,000,000 9-1/2% Senior Pay-In-Kind Notes Due 2004. The Expiration Date was extended to 5:00 p.m., New York City time on May 4, 1994 from the previous date of 5:00 p.m., New York City time on April 29, 1994. The Company issued a press release, dated April 28, 1994, a copy of which is attached hereto as Exhibit 99.01 and is incorporated by reference herein.

     (b)  REGULATORY AND COMPETITIVE MATTERS

     The cable television operations of the Company may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. The cable television industry and the Company are subject to extensive regulation at the federal, state and local levels. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proceedings or proposals. On October 5, 1992, Congress passed the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") which significantly expands the scope of regulation of certain subscriber rates and a number of other matters in the cable industry, such as mandatory carriage of local broadcast stations and retransmission consent, and which will increase the administrative costs of complying with such regulations. The Federal Communications Commission (the "FCC") has adopted rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, and (ii) associated equipment and installation services, based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The original rate regulations became effective on September 1, 1993. Amendments to the rate regulations will become effective May 15, 1994.
The FCC ordered an interim rate freeze effective April 5, 1993 which has been extended through May 15, 1994.

     The original rate regulations required a reduction of existing rates charged for basic services and regulated cable programming services to the greater of (i) the applicable benchmark level or (ii) the rates in force as of September 30, 1992 reduced by 10%, adjusted forward for inflation. The amended regulations will generally require a reduction of up to 17 percent from the rates for regulated services in force as of September 30, 1992, adjusted forward for inflation and certain other factors. Rate reductions are not required to the extent that a cable operator at its option elects to use an alternative cost-of-service methodology and shows that rates for basic and cable programming services are reasonable. The FCC has adopted interim rules to govern cost-of-service showings by cable operators. Refunds with interest will be required to be paid by cable operators who are required to reduce regulated rates after September 1, 1993, calculated retroactively from the date of a local franchising authority's decision with regard to basic rates, and from the date a complaint is filed with the FCC with regard to the rates charged for regulated programming services. The FCC has reserved the right to reduce or increase the benchmarks it has established. The rate regulations will also limit future increases in regulated rates to an inflation indexed amount plus increases above the inflation index in certain costs such as taxes, franchise fees, costs associated with specific franchise requirements and increased programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels. Because of the limitation on rate increases for regulated services, future revenue growth from cable services will rely to a much greater extent than has been true in the past on increased revenues from unregulated services and new subscribers than from increases in previously unregulated rates.

     The FCC has adopted regulations implementing most of the requirements of the 1992 Cable Act and is in the process of completing certain additional rulemaking proceedings before the 1992 Cable Act can be fully implemented. As noted above, amendments to the rate regulations were recently announced and the FCC is also likely to continue to modify, clarify or refine the rate regulations and benchmark methodology. In addition, litigation has been instituted challenging various portions of the 1992 Cable Act and the rulemaking proceedings including the rate regulations. The Company cannot predict the effect or outcome of the future rulemaking proceedings, changes to the rate regulations, or litigation. Further, because the FCC


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has only recently issued its interim rules and has not adopted final cost-of-
service rules, the Company has not determined to what extent it will be able to utilize cost-of-service showings to justify rates.

     Effective as of September 1, 1993, in accordance with the 1992 Cable Act, the Company repackaged certain existing cable services by adjusting rates for basic service and introducing a new method of offering certain cable services. The Company adjusted the basic service rates and related equipment and installation rates in all of its systems in order for such rates to be in compliance with the applicable benchmark or equipment and installation cost levels. The amended rules may require further adjustments to the Company's rates. The Company also implemented a program in all of its systems called "CableSelect" under which most of the Company's satellite-delivered programming services are now offered individually on a per channel basis, or as a group at a price of approximately 15% to 20% below the sum of the per channel prices of all such services. For subscribers who elect to customize their channel lineup, the Company will provide, for a monthly rental fee, an electronic device located on the cable line outside the home, enabling a subscriber's television to receive only those channels selected by the subscriber. These basic service rate adjustments and the CableSelect program have also been implemented in all systems managed by the Company. The Company believes CableSelect provides increased programming choices to the Company's subscribers while providing flexibility to the Company to respond to future changes in areas such as customer demand and programming. Certain programmers have taken the position that the Company's new method of offering services is inconsistent with their programming agreements. The Company disagrees and is in discussions with these programmers. Revenues from regulated programming services and equipment, and revenues from CableSelect services per subscriber for the quarter ended December 31, 1993 (the first full quarter reflecting the impact of the implementation of rate regulations on September 1, 1993) declined 3.0% compared to the quarter ended June 30, 1993 (the last quarter not impacted by the implementation of rate regulations on September 1, 1993). The decline in revenue was partially offset by increases in prices for HBO, Cinemax, TMC, Disney, Showtime, and Prism; and by increases in the average number of basic subscribers. A letter of inquiry, one of at least 63 sent by the FCC to numerous cable operators, was received by an Olympus System regarding the implementation of this new method of offering services. The Company has responded in writing to the FCC's inquiry.

     As part of its reconsideration of the original rate regulations, the FCC has established guidelines for evaluating such "a la carte" packages on a case-by-case basis based on a number of factors. The FCC has indicated that "a la carte" packages which are determined to be evasions of rate regulations rather than true enhancements of subscriber choice will be treated as regulated tiers, and cable operators engaging in such practices may be subject to fines and/or further rate adjustments. The Company is examining its a la carte packages and may modify certain packages in light of these guidelines.

     The Company is currently unable to predict the effect that the amended regulations, future FCC treatment of "a la carte" packages or other future FCC rulemaking proceedings will have on its business and results of operations in future periods. No assurance can be given at this time that such matters will not have a material adverse effect on the Company's business and results of operations in the future. Also, no assurance can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on the Company.

     Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. Because such franchises are generally non-exclusive, there is a potential for competition with the Systems from other operators of cable television systems, including public systems operated by municipal franchising authorities themselves, and from other distribution systems capable of delivering television programming to homes. The 1992 Cable Act contains provisions which encourage competition from such other sources. Additionally, recent court and administrative decisions have removed certain of the restrictions that have limited entry into the cable television business by potential competitors such as telephone companies, and proposals now under consideration by the FCC, and which are being and from time to time have been considered by Congress, could result in the elimination of other such restrictions. The Company cannot predict the extent to which competition will materialize from other


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cable television operators, other distribution systems for delivering television programming to the home, or other potential competitors, or, if such competition materializes, the extent of its effect on the Company.

     FCC rules permit local telephone companies to offer "video dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain non-common carrier activities such as video processing, billing and collection and joint marketing agreements. On December 15, 1992, New Jersey Bell Telephone Company filed an application with the FCC to operate a "video dialtone" service in portions of Dover County, New Jersey, in which the Company serves approximately 20,000 subscribers. The Company opposed the application. On July 28, 1993, the FCC sent a letter to New Jersey Bell stating that the application appeared to be inconsistent with the FCC's video dialtone requirements in that insufficient capacity to serve multiple programmers was to be made available. New Jersey Bell was given the opportunity to amend its application which, it subsequently did. The Company then filed a further opposition to the application. The matter has not yet been decided by the FCC.

     On December 17, 1992, the Chesapeake and Potomac Telephone Company of Virginia and Bell Atlantic Video Service Company ("Bell Atlantic Video") filed suit in U.S. District Court in Alexandria, Virginia seeking to declare unconstitutional the provisions in the Cable Communications Policy Act of 1984 (the "1984 Cable Act") that prohibit telephone companies from owning a cable television system in their telephone service areas. On August 24, 1993, the court held that the 1984 Cable Act cross-ownership provision is unconstitutional, and it issued an order enjoining the FCC from enforcing the cross-ownership ban. The U.S. Justice Department has appealed this decision to the U.S. Court of Appeals for the Fourth Circuit. Similar suits have been filed in other federal district courts. In addition, legislation which would alter or eliminate the cross-ownership ban is under active consideration in Congress.

     The Company cannot predict the outcome of the New Jersey Bell video dialtone proceeding or the Bell Atlantic Video litigation. However, the Company believes that the provision of video programming by telephone companies with considerable financial resources in competition with the Company's existing operations could have an adverse effect on the Company's financial condition and results of operations. At this time, the magnitude of any such effect is not known or estimable.


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Item 7.  Financial Statements and Exhibits.

     (c)  The following exhibit is filed as part of this report on Form 8-K:

          Exhibit 99.01 Press Release by Adelphia Communications Corporation
                        dated April 28, 1994.
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                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  April 28, 1994                   ADELPHIA COMMUNICATIONS CORPORATION
                                        (Registrant)



                                        /s/ Timothy J. Rigas
                                        Timothy J. Rigas
                                        Senior Vice President

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                                 Exhibit Index


Exhibit No.         Description

Exhibit 99.01 Press Release by Adelphia Communications Corporation dated April 28, 1994.